Exhibit 99.1

Ocean Power Technologies Announces DOE Award Supporting Development of Next Generation Wave Energy Converter Concept

MONROE TOWNSHIP, N.J., August 17, 2021 – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon ocean energy solutions, today announced that the U.S. Department of Energy (DOE) selected the Company to further the development of a next-generation wave energy converter.

“Investment by the U.S. government towards the commercialization of clean energy technology is critical to achieving our nation’s net-zero emissions goals,” said Philipp Stratmann, President and Chief Executive Officer of OPT. “This award from the DOE will allow OPT to continue innovative blue tech power and data solution development.”

In the DOE’s recently announced awards for clean energy Small Business Innovation Research (SBIR) projects, OPT will receive up to $197,203 to perform a preliminary conceptual design and feasibility study of a modular and scalable small-scale Mass-on-Spring Wave Energy Converter (MOSWEC) PowerBuoy® for powering autonomous ocean monitoring systems.

OPT holds multiple patents related to MOSWEC technology, which generates power from the relative motion caused by the ocean waves. OPT’s MOSWEC design has a hermetically sealed hull to protect internal components, is about the size of a standard shipping container, and is easily transportable and deployable. In addition, the design is scalable to support a wide range of applications and missions.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, OPT aspires to transform the world through durable, innovative, and cost-effective ocean energy solutions. Its PowerBuoy® solutions platform provides clean and reliable electric power and real-time data communications for remote offshore and subsea applications in markets such as offshore oil and gas, defense and security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com